Exhibit 99.1

GREEN BRICK PARTNERS, INC. REPORTS FIRST QUARTER 2016 RESULTS
First Quarter Pre-Tax Income of $4.5 million;
First Quarter Revenue of $70.0 million;
First Quarter Basic Adjusted EPS of $0.09;
Backlog of $129.2 million, up 39.3%

PLANO, Texas, May 9, 2016 — Green Brick Partners, Inc. (NASDAQ: GRBK) (“we,” “Green Brick” or the “Company”), today reported results for its first quarter ended March 31, 2016.

Results for the First Quarter Ended March 31, 2016:

•
For the three months ended March 31, 2016, the Company had revenue of $70.0 million, gross profit of $15.7 million, and pre-tax income of $4.5 million. This compares to revenues of $58.5 million, gross profit of $16.2 million, and pre-tax income of $6.2 million for the first quarter ended March 31, 2015. The decrease in pre-tax income is attributable to an increase in amortization of capitalized interest of $1.0 million and to an increase in lot sales to Green Brick’s builders where revenue is not recognized until the house closing.

•
Builder operations revenue for the three months ended March 31, 2016 was $66.6 million, an increase of 34.2%, compared to $49.7 million for the three months ended March 31, 2015. Land development revenue for the three months ended March 31, 2016 was $3.3 million compared to $8.8 million for the three months ended March 31, 2015.

•
The dollar value of backlog units as of March 31, 2016 was $129.2 million, an increase of 39.3% compared to March 31, 2015. The average sales price of homes in backlog increased $78,112, or 20.4%, to $461,393 for the three months ended March 31, 2016, compared to $383,281 for the three months ended March 31, 2015.

•	Homes under construction increased 4.6% to 541 as of March 31, 2016, compared to 517 as of March 31, 2015.

•	Basic adjusted net income attributable to Green Brick per common share (“Adjusted EPS”) for the three months ended March 31, 2016 was $0.09. See “Reconciliation of Non-GAAP Financial Measures.”

“We are very pleased with Green Brick’s progress this quarter. In addition, the 47% increase in Q1 2016 backlog from year-end and 29% increase in net orders should translate into substantially higher revenue and earnings as the year progresses,” said James R. Brickman, Green Brick's Chief Executive Officer. “In addition, during the last two quarters, we have acquired approximately 1,000 home sites in Atlanta and Dallas that we expect to develop into profitable neighborhoods in 2017 and beyond.”

Earnings Conference Call:
We will host our earnings conference call to discuss our first quarter ended March 31, 2016 at 12:00 p.m. Eastern Time on Tuesday, May 10, 2016. The call can be accessed by dialing 800-374-0137 for domestic participants or 904-685-8013 for international participants. Participants should reference conference ID code 2401401. A replay of the call will be available from approximately 3:00 p.m. Eastern Time on May 10, 2016 through 11:59 p.m. Eastern Time on May 17, 2016. To access the replay, the domestic dial-in number is 855-859-2056, the international dial-in number is 404-537-3406 and the conference ID code is 2401401.

Reclassifications:
Depreciation of model home furnishings for the three months ended March 31, 2015 has been reclassified from depreciation and amortization expense, which is included in other income, net in the consolidated statements of income to cost of residential units to conform to the current year presentation.

Reconciliation of Non-GAAP Financial Measures:
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

On July 1, 2015, the Company completed an underwritten public offering of 17,000,000 shares of its common stock at a price to the public of $10.00 per share and granted to the underwriters a 30-day option to purchase up to an aggregate of 841,500 additional shares of common stock to cover over-allotments (the “Equity Offering”). On July 23, 2015, the underwriters exercised the option and purchased 444,897 additional shares. Due to the effects of the Equity Offering, the weighted average shares outstanding for the three months ended March 31, 2015 is not indicative of the Company’s future weighted average shares outstanding.

GREEN BRICK PARTNERS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Sale of residential units	$66,628	$49,661
Sale of land and lots	3,330	8,791
Total revenues	69,958	58,452
Cost of residential units	51,929	35,964
Cost of land and lots	2,340	6,278
Total cost of sales	54,269	42,242
Total gross profit	15,689	16,210
Salary expense	(6,174)	(4,862)
Selling, general and administrative expense	(4,032)	(2,939)
Operating profit	5,483	8,409
Interest expense	—	(281)
Depreciation and amortization expense	(56)	(77)
Interest on direct financing leases income	—	13
Other income, net	516	331
Income before provision for income taxes	5,943	8,395
Income tax provision	1,453	2,207
Net income	4,490	6,188
Less: net income attributable to noncontrolling interests	1,396	2,170
Net income attributable to Green Brick Partners, Inc.	$3,094	$4,018

Net income attributable to Green Brick Partners, Inc. per common share:
Basic	$0.06	$0.13
Diluted	$0.06	$0.13
Weighted average common shares used in the calculation of net income attributable to Green Brick Partners, Inc. per common share:
Basic	48,814	31,346
Diluted	48,814	31,346

GREEN BRICK PARTNERS, INC.
SUPPLEMENTAL INFORMATION
(Unaudited)

	Three Months Ended March 31,		Increase (Decrease)
New Homes Delivered and Home Sales Revenue	2016	2015	Change	%
New homes delivered	161	145	16	11.0%
Home sales revenue ($ in thousands)	$66,628	$49,661	$16,967	34.2%
Average sales price of home delivered	$413,839	$342,490	$71,349	20.8%

	Three Months Ended March 31,		Increase (Decrease)
Land and Lots Sales Revenue	2016	2015	Change	%
Land and lots sold	28	72	(44)	(61.1)%
Land and lots sales revenue ($ in thousands)	$3,330	$8,791	$(5,461)	(62.1)%
Average sales price of land and lots sold	$118,944	$122,094	$(3,150)	(2.6)%

	Three Months Ended March 31,		Increase (Decrease)
New Home Orders & Backlog	2016	2015	Change	%
Net new home orders	240	186	54	29.0%
Average selling communities	44	36	8	22.2%
Selling communities at end of period	44	37	7	18.9%
Backlog ($ in thousands)	$129,190	$92,754	$36,436	39.3%
Backlog (units)	280	242	38	15.7%
Average sales price of backlog	$461,393	$383,281	$78,112	20.4%

The following table calculates the non-GAAP measure of Adjusted EPS for the three months ended March 31, 2016 and March 31, 2015 and reconciles these amounts to net income attributable to Green Brick, as reported and prepared in accordance with GAAP. Adjusted EPS for the three months ended March 31, 2016 and March 31, 2015 means pre-tax income for the period presented divided by the weighted average number of common shares outstanding for the three months ended March 31, 2016. Pre-tax income represents net income attributable to Green Brick for the period excluding provision for income taxes attributable to Green Brick.

(In thousands, except per share amounts):	Three Months Ended March 31,
	2016	2015
Basic Adjusted EPS
Net income attributable to Green Brick —basic	$3,094	$4,018
Income tax provision attributable to Green Brick	$1,423	$2,184
Pre-tax income	$4,517	$6,202
Adjusted weighted-average number of shares outstanding —basic	48,814	48,814
Basic Adjusted EPS	$0.09	$0.13
Diluted Adjusted EPS
Net income attributable to Green Brick —diluted	$3,094	$4,018
Income tax provision attributable to Green Brick	$1,423	$2,184
Pre-tax income	$4,517	$6,202
Adjusted weighted-average number of shares outstanding —diluted	48,814	48,814
Diluted Adjusted EPS	$0.09	$0.13

The following table calculates the non-GAAP measure of Adjusted Homebuilding Gross Margin for the three months ended March 31, 2016 and March 31, 2015 and reconciles these amounts to homebuilding gross margin, as reported and prepared in accordance with GAAP.

(In thousands):	Three Months Ended March 31,
	2016	2015
Homebuilding gross margin	$14,699	$13,697
Add back: capitalized interest charged to cost of sales	$977	$14
Adjusted Homebuilding Gross Margin	$15,676	$13,711

About Green Brick Partners, Inc.:
Green Brick Partners, Inc. (NASDAQ: GRBK) is a uniquely structured company that combines residential land development and homebuilding. The Company acquires and develops land, provides land and construction financing to its controlled builders and participates in the profits of its controlled builders. The Company owns a controlling interest in four homebuilding companies in Dallas, Texas (CB JENI Homes DFW LLC, Normandy Homes (a division of CB JENI), Southgate Homes DFW LLC, and Centre Living Homes, LLC), as well as a leading homebuilder in Atlanta, Georgia (The Providence Group of Georgia, L.L.C.). The Company is engaged in all aspects of the homebuilding process, including land acquisition and the development, entitlements, design, construction, marketing and sales and the creation of brand images at its residential neighborhoods and master planned communities. For more information about Green Brick Partners, Inc.’s homebuilding partners go to www.greenbrickpartners.com/building-partners.html.

Forward-Looking and Cautionary Statements
Any statements in this press release about Green Brick’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense. These statements are based on assumptions that Green Brick has made in light of its experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Accordingly, all such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: general economic conditions, seasonality, cyclicality and competition in the homebuilding industry; demand for real estate investments in the geographic markets in which we operate; significant inflation or deflation; labor and raw material shortages; the failure to recruit, retain and develop highly skilled and competent employees; an inability to acquire land suitable for residential homebuilding at reasonable prices; an inability to develop and sell communities successfully or within expected timeframes; risks related to regulatory approvals and government regulation; the interpretation of or changes to tax, labor and environmental laws and regulations; volatility of mortgage interest rates; the unavailability of mortgage financing; the occurrence of severe weather or natural disasters; risks related to future growth through strategic investments, joint ventures, partnerships and/or acquisitions; the inability to obtain suitable bonding for the development of housing projects; difficulty in obtaining sufficient capital; the occurrence of a major health and safety incident; poor relations with the residents of our communities; information technology failures and data security breaches; product liability claims, litigation and warranty claims; our debt and related service obligations; required accounting changes; an inability to maintain effective internal control over financial reporting; and other risks and uncertainties inherent in our business. Additional factors that could cause actual results to differ from those anticipated are discussed in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission. Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed or implied in any forward-looking statements made by Green Brick, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date of this press release, and Green Brick undertakes no obligation to update any forward-looking statement to reflect events or circumstances after such date.

Contact: Richard A. Costello
Chief Financial Officer
(469) 573-6755